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     CONSULTING AGREEMENT (the "Agreement"), dated as of February 29, 2000, between DYNAMICWEB ENTERPRISES, INC., a New Jersey corporation with principal offices at 271 Route 46 West, Building F, Suite 209, Fairfield, New Jersey 07004 (the "Company"), and STEVEN L. VANECHANOS, JR. with an address at 92 Claken Drive, West Orange, NJ 07052 ("Consultant").

     WHEREAS, the Consultant has served as the Chief Executive Officer of the Company and has extensive experience in the field of business-to-business electronic commerce;

     WHEREAS, the Company has entered into an Agreement and Plan of Merger dated December 1, 1999 with eB2B Commerce, Inc., as amended (the "Merger Agreement");

     WHEREAS, in connection with the merger ("Merger") contemplated by the Merger Agreement, the Consultant will resign as an officer, director and employee of the Company; and

     WHEREAS, due to the Consultant's expertise in the field of business-to-business electronic commerce, the Company desires to retain the Consultant as a consultant to the Company after the Merger, on the terms set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Company and Consultant do hereby agree as follows:

1    Engagement. Effective immediately upon the consummation of the Merger
(the "Effective Time"), the Employment Agreement, dated as of March 1, 1998, among the Company and the Consultant shall terminate and the Company hereby agrees to engage the Consultant to serve as a business consultant, and the Consultant hereby agrees to render business consulting services, to the Company on the terms and conditions set forth in this Agreement. The services to be rendered by the Consultant under this Agreement shall consist of providing advice and consultation with respect to the Company's business operations and with respect to the business-to-business electronic commerce industry generally, to the extent requested by the Company. Such services shall be provided by the Consultant at his discretion and at such times and places and in such manner as may be convenient to the Consultant.

2    Term. The term of engagement under this Agreement shall commence at the
Effective Time, and shall continue for a term of eighteen (18) months, unless terminated earlier pursuant to Section 6 of this Agreement.

3    Compensation. In consideration of the performance of the Consultant's services hereunder and the Consultant's observation of the other terms, conditions and covenants set forth herein, the Consultant shall receive a monthly fee of $12,500, payable within ten (10) days after the end of each such month during the term of engagement hereunder. Such fee shall be paid by wire transfer if the Company regularly pays other vendors by means of wire transfers.

4    Company Vehicle. Until December 31, 2001, the Company shall provide to the Consultant the use of the Jeep Cherokee currently leased by the Company for use by the Consultant and the Company shall maintain the current levels of insurance coverage on such vehicle. The Consultant will be responsible for the maintenance, repair, fuel and all other costs relating to such vehicle, including any material increase in the cost of insurance during such period. The Consultant hereby agrees to indemnify and hold harmless the Company from any








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damages or claims (including any third party claims) incurred by the Company relating to such vehicle.

5    Expense Reimbursement. The Company shall reimburse Consultant or otherwise provide for or pay for all reasonable and necessary expenses incurred by Consultant at the request of the Company and in connection with the performance of Consultant's duties and responsibilities hereunder, in accordance with the Company's standard policies and procedures. Consultant agrees that he will furnish to the Company adequate records and other documents for the substantiation of each such expense.

6    Termination.

     6.1 Termination by Consultant for Convenience. The Consultant has the right to terminate his engagement hereunder for any reason at any time during the term of this Agreement. In such event, all of the Company's obligations under this Agreement will terminate immediately upon the date of such termination.

     6.2 Termination by Consultant for Good Reason. The Consultant has the right to terminate this Agreement for Good Reason at any time during the term of this Agreement. In such event, all of Consultant's obligations under this Agreement (other than those set forth in Section 7 and 10(A) hereof) will terminate immediately upon the date of such termination, including without limitation, those set forth in Sections 8 and 9. For the purposes of this Agreement, "Good Reason" shall mean a material breach by the Company of this Agreement, the Lock-Up Agreement dated February 29, 2000 between the Consultant and the Company, the Indemnification Agreement dated February 29, 2000 between the Consultant and the Company or the Executive Performance Bonus Agreement dated February 29, 2000 between the Consultant and the Company; which is not cured, in the case of a breach of any obligation to make any payment to the Consultant, within 14 days after the Company's receipt of notice thereof, and, in the case of a breach of any other obligation, within 30 days after the Company's receipt of notice thereof.

     6.3 Termination by the Company for Cause. The Company has the right to terminate Consultant's engagement hereunder for "Cause." For the purposes of this Agreement, "Cause" shall include: (i) conduct by Consultant willfully intended to or likely to materially injure the Company's business or reputation;
(ii) fraud, embezzlement or misappropriation by Consultant of the assets of the Company (and, as used in this Section 6.3, "assets" shall include, but not be limited to Confidential Information (defined below)) and (iii) a material breach by Consultant of any of the Consultant's covenants hereunder; provided, however, that before such termination may occur, the Company shall have provided Consultant with written notice and, if curable, a seven day opportunity to cure, and shall have conducted a good faith investigation that includes a reasonable opportunity for Consultant to present relevant information and evidence and, following such investigation, the Board of Directors of the Company shall have determined in good faith that Cause exists to terminate the Consultant's engagement.

7    Confidentiality Agreement. As used herein, "Confidential Information"
shall mean all information concerning the Company (and each of its affiliates and subsidiaries) (collectively, the "Company Group") and its past, present and prospective customers, which is not generally known to the public.

     7.1 Non-Disclosure. Consultant will not use, disclose or otherwise permit any person or entity access to any Confidential Information other than as required in the performance of








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Consultant's services hereunder or as otherwise required by law or order of a court or other judicial or administrative body.

     7.2 Prevent Disclosure. Consultant will take all reasonable precautions to prevent disclosure of any Confidential Information in accordance with the Company's reasonable instructions to Consultant.

     7.3 Return all Materials. Upon termination of Consultant's engagement hereunder, Consultant will deliver to the Company all tangible materials embodying Confidential Information, including, without limitation, any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to Confidential Information.

8    Non-Solicitation of Customers and Employees. During the term of the
Consultant's engagement hereunder, the Consultant shall not, either directly or indirectly, (i) knowingly solicit away or attempt to solicit away from any member of the Company Group any customers of any member of the Company Group or any persons or entities known by the Consultant to be prospective customers of any member of the Company Group (a "prospective customer" shall mean any person or entity with whom any member of the Company Group has engaged in discussions or other communications relating to such person or entity becoming a customer of any member of the Company Group within ninety (90) days prior to such solicitation or attempted solicitation) or (ii) knowingly solicit away or attempt to solicit away from any member of the Company Group any person who at the time of such solicitation or attempted solicitation (or at any time within 90 days prior to such solicitation or attempted solicitation) was an employee or independent contractor of any member of the Company Group.

9    Non-Competition Agreement. For good and valuable consideration, the receipt of which is hereby acknowledged, Consultant agrees that for a period from the Effective Time until the date which is nine (9) months after the Effective Time, Consultant shall not, directly or indirectly, engage or "participate in" (as defined below) any business or other enterprise which is engaged in the Business of the Company Group (a "Competitor"). The term "participate in" shall mean: to own, manage, operate, control, loan money to, invest in or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise, or acquiesce in the use of Consultant's name; provided that owning one percent (1%) or less of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not be included within the definition of "participate in." The term "Business" of the Company Group shall mean the business of bringing together buyers and sellers through the creation of Internet-based or electronic markets that facilitate the exchange of goods, services and information, but shall not include providing infrastructure services. The term "infrastructure services" means selling software and services to businesses engaged in electronic commerce to enable and facilitate the execution of electronic commerce, including consulting and systems integration and providing software. In addition to participating in infrastructure services, it shall not be a breach of this Section 9 if the Consultant accepts employment with a Competitor, the business of which is diversified provided that (i) he may not, directly or indirectly, render services or assistance to any aspect of the Competitor's business that is in any way engaged in the Business of the Company Group and (ii) the Company shall have received, prior to the commencement of such employment, written assurances deemed satisfactory by the Company from the Consultant and the Competitor that he will not, directly or indirectly, render services or assistance to any aspect of the Competitor's business that is in any way engaged in the Business of the Company Group. Notwithstanding any term in this Section 9 to the contrary,








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the Consultant shall not, for a period of time from the Effective Date until eighteen (18) months after the Effective Date, directly or indirectly, engage or participate in the business of any of the following enterprises:
CommerceOne; Ariba; PurchasePro; Sterling Commerce; SPS Commerce; QRS Corp.; Harbinger; GE Information Services; iCongo; or Resports.com. Upon the Consultant's request, the Consultant and the Company shall discuss in good faith whether a particular activity would violate this Section 9.

10   Non-Disparagement; Certain Statements. (A) During the term of the engagement hereunder and at all times after the termination of such engagement, the Consultant shall not, directly or indirectly, make any false or defamatory statements about any member of the Company Group or any of its directors, officers or employees. (B) In addition to the foregoing, during the term of the effectiveness of the non-competition agreement as set forth in the first sentence of Section 9 hereof, the Consultant shall not, directly or indirectly:
(i) take any action or make any statement intended, directly or indirectly, to benefit a Competitor of any member of the Company Group, (ii) perform services as a market analyst or engage in similar activity with respect to the securities of companies engaged in the Business of the Company Group; or (iii) except in response to any question posed to the Consultant by a student during an educational seminar or lecture at a college or university (provided such response relates solely to the Consultant's experiences as an officer of a company engaged in business-to-business electronic commerce), make any statements to the public in any medium or forum (including any Internet message board or any conference) relating to the Company or to the Business generally, without first (1) providing the Company with the text of any such proposed statements and, if applicable, a description of the substance of any additional verbal statements which the Consultant intends to make and (2) obtaining the Company's consent to such statements. Nothing in this Section 10 shall be construed to prohibit the Consultant from responding truthfully or giving truthful testimony in response to a subpoena, discovery request, court order or in connection with any other legal process or proceeding. (C) During the term of the engagement hereunder and at all times after the termination of such engagement, no member of the Company Group shall, directly or indirectly, make any false or defamatory statements about the Consultant. Upon the Consultant's request, the Consultant and the Company shall discuss in good faith whether a particular activity would violate this Section 10.

11   Copyrights. Consultant agrees that any work which has been or will be prepared for the Company by the Consultant which is protected under United States Copyright laws or under the universal Copyright Convention, the Berne Copyright convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. In the event any such work is deemed not to be a work made for hire for any reason, Consultant hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company's expense but without any additional compensation to Consultant. Consultant hereby agrees to and does hereby waive all rights with respect to the work which has been or will be developed or produced by the Consultant in connection with his employment by the Company prior to the Effective Date or in connection with the engagement hereunder, including, without limitation any and all rights of identification of authorship and any and all rights of approval, restriction, or limitation on use or subsequent modifications.

12   Conflicting Obligations and Rights. Consultant shall inform the Company in writing of any apparent conflict between Consultant's services hereunder and
(i) any obligations








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Consultant may have to preserve the confidentiality of another's proprietary information or materials, or (ii) any rights Consultant may claim to any patent, copyright, trade secret, or other discovery, invention, idea, know-how, technique, method, process or other proprietary information or materials, prior to the performance of such duties and responsibilities. In the absence of such written notice, the Company may conclude that no such conflict exists and Consultant agrees thereafter to make no claim against the Company relating to the foregoing. The Company shall hold such disclosures by Consultant in strict confidence.

13   Remedies. Consultant, recognizing that irreparable injury may result to the Company in the event of Consultant's breach of the terms and conditions of this Agreement, agrees that, in the event of a material breach or threatened material breach of the terms of Section 7, 8, 9, or 10 hereof, the Company shall be entitled to injunctive relief restraining Consultant, and any and all persons or entities acting for or with him, from such breach or threatened breach. Consultant does not, however, waive any right to have a bond posted in connection with any action seeking injunctive relief. In addition, in the event Consultant breaches the terms of Section 7, 8, 9 or 10 hereof, the Consultant shall, on demand, pay to the Company, as liquidated damages, the amount of $150,000; provided no such payment will be required unless (A) the Consultant has received notice of such material breach or threatened material breach; (B) to the extent such breach is curable, the Consultant has failed to cure such breach within five (5) days of such notice; and (C) there has been a Final Determination that the Consultant has materially breached one of such Sections 7, 8, 9 or 10. As used herein, a "Final Determination" shall mean (i) a judgment of any court, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed, (ii) a determination by an arbitrator in any arbitration proceedings, if there is not pending any motion to set aside such determination and if the time within which to move to set aside such determination has elapsed, (iii) a written acknowledgement signed by the Consultant or (iv) such other evidence of a final determination as shall be acceptable to the Consultant. Nothing herein contained, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it by reason of such breach or threatened breach.

15   Covenants Necessary and Reasonable. The parties expressly acknowledge and agree that the covenants and agreements of the Consultant set forth herein are reasonable in all respects, and necessary in order to protect and maintain the value and goodwill of the Company's business, as well as the proprietary and other legitimate business interests of the Company. In the event that any provision contained in this Agreement shall be held to be excessively broad as to duration, geographical scope, or otherwise, such provision shall be construed as modified to the extent necessary to cause such provision to be enforceable.

16   Post-Engagement Procedures. Consultant agrees that, upon the termination of his engagement with the Company hereunder, he will certify to the Company in writing that he has fully complied with the terms of this Agreement.

17   Non-Assignability. Consultant's rights under this Agreement are personal to him, and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment, or transfer. The obligations of the Company hereunder shall be binding on its successor and assigns and the provisions of this Agreement may be enforced by any successor or assignee of the Company.

18   Independent Contractor Status. The Consultant shall be responsible for the payment and reporting of all Federal and state income taxes, unemployment insurance, social security/self-employment taxes or other payments required to be withheld or paid pursuant to








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any law or requirement of any governmental body. The Consultant shall not be entitled to any rights, benefits or privileges established for employees of the Company, such as health, disability and/or life insurance or any retirement plan benefits, nor shall the Consultant be entitled to unemployment payments in the event of termination of the engagement hereunder.

19   General Release. At the Effective Time, Consultant shall deliver to the
Company a General Release substantially in the form attached hereto as Exhibit
A.

20   Miscellaneous.

     20.1 Notices. Any and all notices, demands, requests or other communications required or permitted by this Agreement or by law to be served on, given to, or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered, when deposited in the United States registered or certified mail (postage prepaid, return receipt requested), or when confirmed as received if delivered by overnight courier (charges prepaid), addressed to the applicable party at the respective address first set forth above, or such other address as such party shall have provided to the other party, in the manner required by this paragraph.

     20.2 Amendment. This Agreement may not be modified, changed, amended, or altered except in writing signed by Consultant or his duly authorized representative, and by an authorized officer of the Company.

     20.3 Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of New York. It shall inure to the benefit of and be binding upon the Company, and its successors and assigns.

     20.4 Attorney's Fees. Should any litigation be commenced between the parties to this Agreement concerning any provision of this Agreement, the expense of all attorneys' fees and other costs incurred in connection therewith shall be paid by the losing party.

     20.5 Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

     20.6 Entire Agreement; Termination of Prior Agreements. This Agreement constitutes the entire agreement of the parties hereto respecting the subject matter hereof. Any prior agreements, promises, negotiations, or representations concerning its subject matter not expressly set forth in this Agreement are of no force and effect. Without limiting the foregoing, effective as of the Effective Time, (i) the Consultant hereby resigns all of his positions as director, officer and employee of the Company; and (ii) all employment agreements or other agreements between the Consultant and the Company which relate to providing services to the Company and/or compensation of any kind to the Consultant for such services or in connection with such agreements (including any agreements concerning severance payments or post termination obligations) are hereby terminated and shall be of no further force or effect.

     20.7 Counterparts. This Agreement may be executed in any number of counterparts and when so executed all of such counterparts shall constitute a single instrument binding upon all parties hereto notwithstanding the fact that all parties are not signatory to the original or to the same counterpart.








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     20.8 Section Headings. The Article and Section headings used in this
Agreement are for reference purposes only, and should not be used in construing this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement the day and year as set forth above.

                                            DYNAMICWEB ENTERPRISES, INC.

                                            By: /s/ Steven L. Vanechanos, Jr.
                                                -------------------------------
                                            Name: Steven L. Vanechanos, Jr.
                                            Title: Chief Executive Officer

                                            /s/ Steven L. Vanechanos, Jr.
                                            -----------------------------------
                                            Steven L. Vanechanos, Jr.